Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement, as amended, on Form S-1/A of our report dated February 28, 2023, except for the impact of the reverse stock split of shares of common stock as to which the date is June 16, 2023, relating to the consolidated financial statements of Sezzle, Inc. as of and for the years ended December 31, 2022 and 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement, as amended.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

July 28, 2023